UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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DELTA PETROLEUM CORPORATION
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DELTA PETROLEUM CORPORATION
370 SEVENTEENTH STREET, SUITE 4300
DENVER, COLORADO 80202
(303) 293-9133

April 29, 2009

Dear Delta Stockholders:

On behalf of the Board of Directors, it is a pleasure to invite you to attend the Annual Meeting of Stockholders to be held at 10:00 a.m. (MDT) on Wednesday, May 27, 2009, in the Central City Room of the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202.

Business matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of the Annual Meeting and Proxy Statement. Members of management will report on our operations, followed by a period for questions and discussion.

We hope you can attend the meeting. Regardless of the number of shares you own, your vote is very important. Please ensure that your shares will be represented at the meeting by signing and returning your proxy now, even if you plan to attend the meeting.

Thank you for your continued support.

Sincerely,

Roger A. Parker
Chairman of the Board
and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1 -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL STOCKHOLDERS AND MANAGEMENT
PLAN INFORMATION
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
EXECUTIVE OFFICER COMPENSATION
PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
STOCKHOLDER PROPOSALS
GENERAL AND OTHER MATTERS
AVAILABLE INFORMATION
PROXY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 27, 2009

TO THE STOCKHOLDERS OF DELTA PETROLEUM CORPORATION:

As a stockholder of Delta Petroleum Corporation, a Delaware corporation (“Delta” or the “Company”), you are invited to be present in person or to be represented by proxy at the Annual Meeting of Stockholders, to be held in the Central City Room of the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202, on Wednesday, May 27, 2009, at 10:00 a.m. (MDT) for the following purposes:

1. To elect Roger A. Parker, John R. Wallace, Hank Brown, Kevin R. Collins, Jerrie F. Eckleberger, Aleron H. Larson, Jr., Russell S. Lewis, James J. Murren, Jordan R. Smith, Daniel J. Taylor, James B. Wallace, Anthony Mandekic and Jean-Michel Fonck to one-year terms on the Board of Directors or until their successors have been duly elected;

2. To consider and vote upon the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for Delta for the fiscal year ending December 31, 2009; and

3. To transact such other business as may be properly brought before the meeting and any adjournments thereof.

Stockholders of Delta of record at the close of business on April 20, 2009 are entitled to vote at the meeting and all adjournments thereof.

One-third of the outstanding shares of Common Stock of Delta must be represented at the meeting to constitute a quorum. Therefore, all stockholders are urged either to attend the meeting or to be represented by proxy. If a quorum is not present at the meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is Delta’s intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting(s).

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 27, 2009:

The proxy statement and proxy card are available at: http://www.deltapetro.com/proxy.html.

If you do not expect to attend the meeting in person, please complete, sign, date and return the accompanying proxy card in the enclosed business reply envelope. If you later find that you can be present or for any other reason desire to revoke your proxy, you may do so at any time before the voting.

By Order of the Board of Directors

Roger A. Parker
Chairman of the Board
and Chief Executive Officer

Denver, Colorado
April 29, 2009

DELTA PETROLEUM CORPORATION
370 SEVENTEENTH STREET, SUITE 4300
DENVER, COLORADO 80202
(303) 293-9133

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 27, 2009

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (our “Board” or our “Board of Directors”) of Delta Petroleum Corporation (“us,” “our,” “we,” “Delta” or the “Company”) of proxies to be voted at our Annual Meeting of Stockholders (the “Annual Meeting” or the “Meeting”) to be held on May 27, 2009, in the Central City Room of the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202, at 10:00 a.m. (MDT), and at any adjournment thereof. Each holder of record at the close of business on April 20, 2009 of shares of our common stock, par value $0.01 per share (the “Common Stock”), will be entitled to one vote for each share so held. As of April 20, 2009, there were 102,835,404 shares of Common Stock issued and outstanding.

Shares represented by properly executed proxy cards received by us at or prior to the Annual Meeting will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares so represented for: (i) the election of the nominees for directors, and (ii) the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2009.

The expense of soliciting proxies, including the cost of preparing, assembling and mailing these proxy materials to stockholders, will be borne by Delta. It is anticipated that solicitations of proxies for the meeting will be made only by use of the mail; however, we may use the services of our directors, officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of our shares held of record by such persons, and we will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in the performance of that task.

As to any other business that may properly come before the Meeting, the persons named on the proxy card will vote according to their judgment. The enclosed proxy may be revoked prior to the Meeting by written notice to our Secretary at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202, or by written or oral notice to the Secretary at the Annual Meeting prior to being voted. This Proxy Statement and the enclosed proxy card are expected to be first sent to our stockholders on or about April 29, 2009. The proxy statement and proxy card are also available at: http://www.deltapetro.com/proxy.html.

The presence at the Meeting, in person or by proxy, of the holders of one-third of the shares of our Common Stock outstanding as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the Meeting (other than an adjournment or postponement of the Meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the Meeting.

Votes cast in favor of and against proposed actions (whether in person or by proxy) will be counted for us by our Secretary at the Meeting, but this count may be at least partially based upon information tabulated for us by our transfer agent or others. In the election of directors, the thirteen candidates will be elected by a plurality of affirmative votes. The affirmative vote of the majority of the outstanding shares of Common Stock present in person or by proxy will be required to approve the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2009.

A vote withheld for a nominee in the election of directors will have the same effect as a vote against the nominee. For purposes of determining whether the proposal regarding ratification of the Company’s auditors has received the requisite vote, where a stockholder abstains from voting, it will have the same effect as a vote against the proposal. In tabulating the voting results for any of the proposals expected to be presented at the meeting, shares that constitute broker non-votes will not be included in the vote totals, and therefore, will have no effect on the outcome of the vote of any of the proposals.

If a quorum is not present at the Meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is our intention to adjourn the Meeting until a later date and to vote proxies received at such adjourned meeting(s).

PROPOSAL 1 — ELECTION OF DIRECTORS

General

Our directors are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified, or until the earlier of their death, resignation or retirement. Our bylaws provide that the number of directors comprising the whole Board shall from time to time be fixed and determined by resolution adopted by our Board of Directors. Our Board has established the size of the Board at fifteen directors, with three Board seats currently vacant. Our Board is recommending that our eleven current directors be reelected and two new directors be elected.

Each nominee consented to be named as a nominee in this proxy statement, and we expect that each nominee will be able to serve if elected. If any nominee becomes unavailable or unwilling to accept his nomination for election for any reason, a substitute nominee may be proposed by our Board and the shares represented by proxy will be voted for any substitute nominee, unless the Board otherwise reduces the number of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named below.

Pursuant to the terms of the Company Stock Purchase Agreement (the “Tracinda Agreement”), dated December 29, 2007, between Delta and Tracinda Corporation (“Tracinda”), Tracinda is entitled, at all times that it beneficially owns not less than ten percent of our outstanding Common Stock, to designate a number of nominees for election to serve on our Board of Directors and each of its committees that is equal to Tracinda’s pro rata share of stock ownership in our Company multiplied by the number of directors on our Board or committee, as the case may be, with any fractional number being rounded to the nearest whole number. Tracinda is currently entitled to designate five nominees, but has chosen to nominate only three designees at this time. The persons designated by Tracinda for nomination for election to the Board are James J. Murren and Daniel J. Taylor, who are currently directors, and Anthony Mandekic.

The Board has maintained the size of the Board at 15 directors in order to accommodate the additional directors that Tracnda is entitled to nominate. The proxies solicited hereby cannot be voted for the election of more than 13 directors.

Nominees

The following individuals are nominees to serve on our Board of Directors:

Name	Age	Positions	Period of Service as a Director

Roger A. Parker	47	Chairman of the Board and Chief Executive Officer	May 1987 to Present
John R. Wallace	49	President, Chief Operating Officer and a Director	June 2007 to Present
Hank Brown	69	Director	June 2007 to Present
Kevin R. Collins	52	Director	March 2005 to Present
Jerrie F. Eckelberger	64	Director	September 1996 to Present
Aleron H. Larson, Jr.	63	Director	May 1987 to Present
Russell S. Lewis	54	Director	June 2002 to Present
James J. Murren	47	Director	February 2008 to Present
Jordan R. Smith	73	Director	October 2004 to Present
Daniel J. Taylor	52	Director	February 2008 to Present
James B. Wallace	80	Director	November 2001 to Present
Anthony Mandekic	67	Nominee for Director	None
Jean-Michel Fonck	67	Nominee for Director	None

The following is biographical information as to the business experience of each of our current executive officers, directors, and nominees for director.

Roger A. Parker has been a Director since May 1987 and Chief Executive Officer since April 2002. He served as our President from May 1987 until February 2006 when he resigned to accommodate the appointment of John R. Wallace to that position. He was named Chairman of the Board on July 1, 2005. Since April 1, 2005, he has also served as Executive Vice President and Director of DHS. Mr. Parker also serves as President, Chief Executive Officer and Director of Amber Resources. He received a Bachelor of Science degree in Mineral Land Management from the University of Colorado in 1983. He is a board member of the Independent Petroleum Association of the Mountain States (IPAMS). He also serves on other boards, including Community Banks of Colorado.

John R. Wallace, President and Chief Operating Officer, joined Delta in October 2003 as Executive Vice President of Operations and was appointed President in February 2006 and a Director in June 2007. Since April 1, 2005, he has also served as Executive Vice President and Director of DHS. Mr. Wallace was Vice President of Exploration and Acquisitions for United States Exploration, Inc. (“UXP”), a Denver-based publicly-held oil and gas exploration company, from May 1998 to October 2003. Prior to UXP, Mr. Wallace served as president of various privately held oil and gas companies engaged in producing property acquisitions and exploration ventures. He received a Bachelor of Science degree in Geology from Montana State University in 1981. He is a member of the American Association of Petroleum Geologists and the Independent Petroleum Association of the Mountain States. Mr. Wallace is the son of James B. Wallace, a Director of the Company.

Kevin K. Nanke, Treasurer and Chief Financial Officer, joined Delta in April 1995 as our Controller and has served as the Treasurer and Chief Financial Officer of Delta and Amber Resources since 1999. Since April 1, 2005 he has also served as Chief Financial Officer, Treasurer and Director of DHS. Since 1989, he has been involved in public and private accounting with the oil and gas industry. Mr. Nanke received a Bachelor of Arts degree in Accounting from the University of Northern Iowa in 1989. Prior to working with Delta, he was employed by KPMG LLP. He is a member of the Colorado Society of CPA’s and the Council of Petroleum Accounting Society.

Stanley F. (“Ted”) Freedman has served as Executive Vice President, General Counsel and Secretary since January 1, 2006 and has also served in those same capacities for DHS since that same date. He also serves as Executive Vice President and Secretary of Amber Resources and as a director of Direct Petroleum Exploration, Inc., a privately-held oil and gas company with projects in Morocco, Bulgaria, Russia and southeastern Colorado. He graduated from the University of Wyoming with a Bachelor of Arts degree in 1970 and a Juris Doctor degree in 1975. From 1975 to 1978, Mr. Freedman was a staff attorney with the United States Securities and Exchange

Commission. From 1978 to December 31, 2005, he was engaged in the private practice of law, and was a shareholder and director of the law firm of Krys Boyle, P.C. in Denver, Colorado.

Hank Brown has served as the Senior Counsel to the law firm of Brownstein Hyatt Farber Schreck P.C. since June 2008 and also currently serves as an adjunct professor at the University of Colorado law school. He served as the President of the University of Colorado from August 2005 to March 2008. Prior to joining CU, he was President and CEO of the Daniels Fund and served as the President of the University of Northern Colorado from 1998 to 2002. He served Colorado in the United States Senate (elected in 1990) and served five consecutive terms in the U.S. House representing Colorado’s 4th Congressional District (1980-1988). He also served in the Colorado Senate from 1972 to 1976. Mr. Brown was a Vice President of Monfort of Colorado from 1969 to 1980. He is both an attorney and a C.P.A. He earned a Bachelor’s degree in Accounting from the University of Colorado in 1961 and received his Juris Doctorate degree from the University of Colorado Law School in 1969. While in Washington, D.C., Mr. Brown earned a Master of Law degree in 1986 from George Washington University.

Kevin R. Collins currently serves as President, Chief Executive Officer and a Director of Evergreen Energy Inc., a Denver-based NYSE Arca company. Prior to his current position, Mr. Collins served as Evergreen’s Executive Vice President — Finance and Strategy from September 2005 to September 2006, and acting Chief Financial Officer from November 2005 until March 31, 2006. Mr. Collins also serves as a director of Quest Midstream Partners, L.P. From 1995 until 2004, Mr. Collins was an executive officer of Evergreen Resources, Inc., serving as Executive Vice President and Chief Financial Officer until Evergreen Resources merged with Pioneer Natural Resources Co. in September 2004. Mr. Collins became a Certified Public Accountant in 1983 and has over 13 years’ public accounting experience. He has served as Vice President and a board member of the Colorado Oil and Gas Association, President of the Denver Chapter of the Institute of Management Accountants, and board member and Chairman of the Finance Committee of the Independent Petroleum Association of Mountain States. Mr. Collins received his Bachelor of Science degree in Business Administration and Accounting from the University of Arizona.

Jerrie F. Eckelberger is an investor, real estate developer and attorney who has practiced law in the State of Colorado since 1971. He has served as a director of Amber Resources since 1996. He graduated from Northwestern University with a Bachelor of Arts degree in 1966 and received his Juris Doctor degree in 1971 from the University of Colorado School of Law. From 1972 to 1975, Mr. Eckelberger was a staff attorney with the Eighteenth Judicial District Attorney’s Office in Colorado. From 1975 to the present, Mr. Eckelberger has been engaged in the private practice of law in the Denver area. Mr. Eckelberger previously served as an officer, director and corporate counsel for Roxborough Development Corporation. Since March, 1996, Mr. Eckelberger has engaged in the investment and development of Colorado real estate through several private companies in which he is a principal.

Aleron H. Larson, Jr. has operated as an independent in the oil and gas industry individually and through public and private ventures since 1978. Mr. Larson served as Chairman of the Board, Secretary and Director of Delta, as well as Amber Resources, until his retirement on July 1, 2005, at which time he resigned as Chairman of the Board and as an executive officer of the Company. He ceased to be an officer or director of Amber Resources on January 3, 2006. Mr. Larson practiced law in Breckenridge, Colorado from 1971 until 1974. During this time he was a member of a law firm, Larson & Batchellor, engaged primarily in real estate law, land use litigation, land planning and municipal law. In 1974, he formed Larson & Larson, P.C., and was engaged primarily in areas of law relating to securities, real estate, and oil and gas until 1978. Mr. Larson received a Bachelor of Arts degree in Business Administration from the University of Texas at El Paso in 1967 and a Juris Doctor degree from the University of Colorado in 1970.

Russell S. Lewis is Executive Vice President, Strategic Development for VeriSign, Inc., located in Dulles, Virginia, which is the trusted provider of Internet infrastructure services. Mr. Lewis has held a variety of senior executive level roles at VeriSign since 2002, including EVP and GM of VeriSign’s Naming and Directory Services Group, and Senior Vice President of Corporate Development. For the preceding 15 years Mr. Lewis managed a wireless transportation systems integration company. Prior to that Mr. Lewis managed an oil and gas exploration subsidiary of a publicly traded utility and was Vice President of EF Hutton in its Municipal Finance group. Mr. Lewis is also currently the Managing Member of Lewis Capital, LLC, located in Harrisburg, Pennsylvania which makes private investments in, and provides general business and M&A consulting services to, growth oriented companies. Mr. Lewis also served on the Board of Directors of Castle Energy Corporation prior to its merger with the Company in April 2006 and Advanced Aerations Systems, a privately held firm engaged in subsurface soil treatment. Mr. Lewis also serves on the Board of Directors of Braintech, Inc., NameMedia, Inc., and Dropps, Inc. Mr. Lewis has a Bachelors of Arts degree in Economics from Haverford College and an MBA from the Harvard School of Business.

James J. Murren is the Chairman and CEO of MGM Mirage, a Las Vegas-based gaming, hospitality and entertainment company. He is also a member of the Board of Directors and the Executive Committee. Mr. Murren previously served in the following capacities for MGM Mirage: President (1999-2008), Chief Operating Officer (2007- 2008), Chief Financial Officer (1998-2007), and Treasurer (2001-2007). Prior to his employment at MGM Mirage, Mr. Murren spent 14 years on Wall Street as a top-ranked equity analyst and was appointed to Director of Research and Managing Director of Deutsche Bank. Mr. Murren received a Bachelor of Arts degree in Art History and Urban Studies from Trinity College in 1983.

Jordan R. Smith is President of Ramshorn Investments, Inc., a wholly owned subsidiary of Nabors Drilling USA LP that is located in Houston, Texas, where he is responsible for drilling and development projects in a number of producing basins in the United States. He has served in such capacity for more than the past five years. Mr. Smith has served on the Board of the University of Wyoming Foundation and the Board of the Domestic Petroleum Council, and is also Founder and Chairman of the American Junior Golf Association. Mr. Smith received Bachelor and Master degrees in Geology from the University of Wyoming in 1956 and 1957, respectively.

Daniel J. Taylor has been an executive of Tracinda Corporation since February 2007 and has served as a Director of MGM Mirage since March 2007. Mr. Taylor previously was the President of Metro-Goldwyn-Mayer Inc. (“MGM Studios”) from April 2005 to January 2006 and Senior Executive Vice President and Chief Financial Officer of MGM Studios from June 1998 to April 2005. Mr. Taylor received a Bachelor of Science degree in Business Administration with an emphasis in Accounting from Central Michigan University in 1978.

James B. Wallace has been involved in the oil and gas business for over 40 years and has been a partner of Brownlie, Wallace, Armstrong and Bander Exploration in Denver, Colorado since 1992. From 1980 to 1992 he was Chairman of the Board and Chief Executive Officer of BWAB Incorporated. Mr. Wallace formerly served as a member of the Board of Directors of Ellora Energy, Inc., a public oil and gas exploration company listed on the NASDAQ. He received a Bachelor of Science degree in Business Administration from the University of Southern California in 1951. James B. Wallace is the father of John R. Wallace, the President, Chief Operating Officer and a Director of Delta.

Anthony Mandekic currently serves as the Secretary/Treasurer of Tracinda Corporation and has held such position since Tracinda Corporation’s inception in 1976. Mr. Mandekic also currently serves as Chairman of the Lincy Foundation, a charitable organization founded by Mr. Kerkorian, and has served as its Chief Financial Officer and a Director since 1989. Since May of 2006 he has served as a member of the Board of Directors of MGM Mirage and as a member of its Executive Committee, Diversity Committee and Compensation Committee. In May of 2007 Mr. Mandekic became Chairman of the MGM Mirage Compensation Committee. Mr. Mandekic is a graduate of the University of Southern California with a bachelor’s degree in Science-Accounting and is a Certified Public Accountant.

Jean-Michel Fonck is President of Geopartners SAS, a service company for petroleum studies located in France, and is consulting with the firm of JMF-Conseil SARL to various oil companies since 2001. Mr.  Fonck was previously employed by TOTAL SA (“TOTAL”), serving in various capacities there from 1968 until 2001. During his tenure at TOTAL, he worked in Paris in mathematical applications to geology and exploration venture appraisals, in Indonesia as chief geologist, in Argentina and Egypt as exploration manager and in Paris again as division manager for Exploration New Ventures and International Exploration Coordination. In 1991, Mr. Fonck became President and CEO of the TOTAL exploration and production branch in Houston, and then returned to Paris in 1994 to serve as Vice President of Exploration and Reservoir Evaluation for the TOTAL group. Mr. Fonck graduated from Ecole des Mines (Nancy) in 1963.

Required Vote

The thirteen persons receiving the highest number of “FOR” votes from stockholders in the election of directors at the Annual Meeting will be elected.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote FOR the re-election or election of each of Roger A. Parker, John R. Wallace, Hank Brown, Kevin R. Collins, Jerrie F. Eckleberger, Aleron H. Larson, Jr., Russell S. Lewis, James J. Murren, Jordan R. Smith, Daniel J. Taylor, James B. Wallace, Anthony Mandekic and Jean-Michel Fonck for director to serve on our Board of Directors.

CORPORATE GOVERNANCE

Board Membership and Director Independence

Our Board of Directors has determined that each of Kevin R. Collins, Jerrie F. Eckelberger, Russell S. Lewis, Jordan R. Smith, Hank Brown, James J. Murren and Daniel J. Taylor qualifies as an independent director under rules promulgated by the SEC and The NASDAQ Stock Market listing standards. Each of Messrs. Mandekic and Fonck also qualifies as an independent director under such rules and listing standards. During the fiscal year ended December 31, 2008, our Board of Directors met on 16 occasions, either in person or by telephone conference call, and acted by written consent on two occasions. Each of our current directors attended at least 75% of the aggregate total of meetings of the Board of Directors and committees on which he served during their respective service terms, with the exception of James J. Murren who attended 67% of the Board meetings and 50% of the meetings of the committees on which he served.

Directors standing for election are expected to attend the Annual Meeting of Stockholders. Of the twelve directors standing for election at the Annual Meeting of Stockholders held on May 20, 2008, seven attended the meeting.

Committees of the Board of Directors

Our Board of Directors has established an audit committee, a compensation committee and a nominating and governance committee. The full text of all of the charters of the Board committees is available on the Company’s website at www.deltapetro.com. The Board has determined that each of the directors who serve on these committees is “independent” under The NASDAQ Stock Market® listing standards. The directors who serve on each of these committees are as follows:

Nominating and
	Audit	Compensation	Governance
Name of Director	Committee	Committee	Committee

Kevin R. Collins	Chairman	Member	Member
Jerrie F. Eckelberger	Member	Chairman	Member
Russell S. Lewis	Member	Member	Member
Jordan R. Smith	Member	Member	Chairman
James J. Murren	—	Member	Member
Daniel J. Taylor	Member	—	Member

Audit Committee.  We have a standing audit committee established in accordance with applicable SEC and NASDAQ Stock Market rules. The audit committee oversees and monitors our independent audit process and assists the Board of Directors in fulfilling its responsibilities with respect to matters involving the accounting, financial reporting and internal control functions of the Company and its subsidiaries. It is also charged with the responsibility for reviewing all related party transactions for potential conflicts of interest. A discussion of the role of the audit committee is provided under “Report of the Audit Committee.”

The Board has determined that each of Messrs. Lewis and Collins is an “audit committee financial expert” as defined by rules adopted by the SEC.

The audit committee met seven times in fiscal year 2008.

Compensation Committee.  The compensation committee reviews the performance of our executives, sets compensation and compensation-related policies and makes recommendations to the Board of Directors in the area of executive compensation and policies on equity incentives. The specific nature of the compensation committee’s roles and responsibilities as they relate to executive officers is set forth under “Compensation Discussion and Analysis.”

The compensation committee met six times in fiscal year 2008.

Nominating and Governance Committee.  The nominating and governance committee makes recommendations to the Board of Directors regarding the persons who shall be nominated for election as directors. The committee has not established any minimum qualifications for persons to be considered for nomination but will be guided by the following criteria: that the individual (i) be of the highest character and integrity, (ii) be free of any conflict of interest that would violate any applicable law or regulation or interfere with proper performance of the responsibilities of a director, (iii) possess substantial and significant experience that would be of particular importance to Delta in the performance of the duties of a director, (iv) have sufficient time available to devote to the affairs of Delta, and (v) have a desire to represent the balanced best interests of the stockholders as a whole.

The nominating and governance committee met one time in fiscal year 2008.

Stockholder Nominations of Directors

Stockholders who wish to recommend a director candidate to serve on the Board of Directors to the nominating and governance committee should submit a letter addressed to the chairperson of the nominating and governance committee no later than 120 days prior to the date of the next Annual Meeting of Stockholders. The notice shall contain the following information:

•	The name of the nominating stockholder(s) and the address, phone number and e-mail address at which the nominating stockholder(s) can be contacted.

•	Evidence of the number of shares of Delta’s Common Stock held by the nominating stockholder(s), a statement of how long the nominating stockholder(s) has held those shares, and a statement that the nominating stockholder(s) will continue to hold those shares at least through our next annual meeting of stockholders.

•	The candidate’s full name, together with the address, phone number and e-mail address at which the candidate can be contacted.

•	A statement of the candidate’s qualifications and experiences and any other qualities that the nominating stockholder(s) believes that the candidate would bring to the Board.

•	A description of any relationship and all arrangements or understandings, if any, between the nominating stockholder(s) and the candidate and any other person or persons with respect to the candidate’s proposed service on the Board.

•	Information that would bear on the independence of the recommended candidate (such as affiliated transactions or relationships).

•	Any proceedings adverse to Delta, including legal proceedings, to which the recommended candidate or an associate is a party.

•	Information regarding whether the nominating stockholder(s) or recommended candidate has plans to submit proposals for Delta or seeks to address any personal interest involving Delta.

•	The candidate’s resume, which must include at a minimum a detailed description of the candidate’s business, professional or other appropriate experience for at least the last ten (10) years, a list of other boards of directors on which the candidate currently serves or on which he or she served in the last ten (10) years, and undergraduate and post-graduate educational information.

•	A written statement, signed by the candidate, agreeing that if he or she is selected by the committee and the Board, he or she will (i) be a nominee for election to the Board, (ii) provide all information necessary for us to include in our proxy statement under applicable SEC or NASDAQ rules, and (iii) serve as a director if he or she is elected by stockholders.

•	Any additional information that the nominating stockholder(s) believes is relevant to the committee’s consideration of the candidate.

A nominee for director should be a person of integrity and be committed to devoting the time and attention necessary to fulfill his or her duties to Delta. The nominating and governance committee will evaluate the independence of directors and potential directors, as well as their business experience, understanding of and experience in the energy industry, personal skills, or specialized skills or experience, relative to those of the then-current directors. Diversity of background and experience, including diversity of race, ethnicity, international background, gender and age, are also important factors in evaluating candidates for Board membership. The committee will also consider issues involving possible conflicts of interest of directors or potential directors, the results of interviews of selected candidates by members of the committee and the Board, and the totality of the circumstances.

Code of Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics in November 2003 (amended in October 2004 and January 2007), which applies to all of our executive officers, directors and employees. A copy of the Code of Business Conduct and Ethics is available on our website at www.deltapetro.com or by writing to our Secretary at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer of Delta or any of its subsidiaries, and no Delta employee served on the Compensation Committee during the last fiscal year.

Certain Relationships and Related Transactions

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors has recognized that transactions between the Company and certain related persons present a heightened risk of conflicts of interest. In order to ensure that the Company acts in the best interests of its stockholders, the Board has delegated the review and approval of related party transactions to the audit committee in accordance with the Company’s written Audit Committee Charter. After its review, the audit committee will only approve or ratify transactions that are fair to the Company and not inconsistent with the best interests of the Company and its stockholders.

Transactions with Related Persons

At December 31, 2008, the Company had $331,000 of receivables from related parties. These amounts include drilling costs and lease operating expenses on wells owned by the related parties and operated by the Company.

On March 26, 2009, the Company entered into a Contingent Payment Rights Purchase Agreement with Tracinda Corporation, a holder of approximately 40% of the Company’s outstanding common stock. On March 26, 2009, Tracinda purchased a contingent payment right, or a CPR, for $14.9 million, and subsequently purchased an additional CPR for $10.1 million on April 1, 2009 following the Company’s receipt of an opinion of an independent investment banking firm relating to the transaction, as required under the Company’s 7% Senior Notes Indenture for transactions with affiliates. The CPRs provide Tracinda with the right to receive up to $27,884,713 of the net proceeds that the Company anticipates receiving in connection with its claims and the claims of Amber Resources Company of Colorado, a 91.68% owned subsidiary of the Company, in the case captioned Amber Resources Co., et al. v. United States, Civ Act. No. 2-30, filed in the United States Court of Federal Claims on January 2, 2002, which is further described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Stockholder Communications with the Board of Directors

Stockholders wishing to contact the Board of Directors or specified members or committees of the Board should send correspondence to the Secretary, Delta Petroleum Corporation, 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202. All communications so received from stockholders of the Company will be forwarded to the members of the Board of Directors or to a specific director or committee if so designated by the stockholder. A stockholder who wishes to communicate with a specific director or committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman. All stockholders are also encouraged to communicate directly with both officers and directors regarding issues affecting the Company at the Annual Meeting of Stockholders.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than ten percent (10%) of a registered class of our equity securities, to file initial reports of ownership of Delta securities and reports of changes in ownership of Delta securities with the Securities and Exchange Commission (“SEC”).

To our knowledge, during the fiscal year ended December 31, 2008, our officers and directors complied with all applicable Section 16(a) filing requirements, except that Russell S. Lewis, a director, filed a Form 4 that reported one transaction late.

These statements are based solely on a review of the copies of such reports furnished to us by our officers and directors and their written representations that such reports accurately reflect all reportable transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
STOCKHOLDERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table presents information concerning persons known by us to own beneficially 5% or more of our issued and outstanding Common Stock as of March 31, 2009.

	Amount and Nature	Percent of
Name and Address	of Beneficial Ownership	Class(1)

Tracinda Corporation(2) 150 South Rodeo Drive, Suite 250 Beverly Hills, CA 90212	40,464,368	39.4%
Steinberg Asset Management, LLC(3) 12 East 49th Street, Suite 1202 New York, NY 10017	14,642,554	14.2%
Vega Petroleum Limited(4) 12 York Gate London, NW1 4QS United Kingdom	6,922,665	6.7%
Alethia Research & Management, Inc.(5) 370 17th Street, Suite 4300 Denver, CO 80202	6,761,740	6.6%
BlackRock, Inc.(6) 40 East 52nd Street New York, NY 10022	6,697,622	6.5%
Capital Group International, Inc.(7) 11100 Santa Monica Blvd. Los Angeles, CA 90025	6,016,100	5.9%

(1)	We have authorized 300,000,000 shares of $.01 par value Common Stock, of which 102,823,668 shares were issued and outstanding as of March 31, 2009. We also have authorized 3,000,000 shares of $.01 par value preferred stock, of which no shares are outstanding.

(2)	This disclosure is based on an amendment to Schedule 13D filed with the SEC on March 3, 2009. The Schedule 13D was filed on behalf of Tracinda Corporation and Kirk Kerkorian, both of which reported having sole voting and dispositive power over 40,464,368 shares. Tracinda Corporation is wholly owned by Kirk Kerkorian.

(3)	This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 18, 2009. The Schedule 13G/A was filed on behalf of Steinberg Asset Management, LLC and Michael A. Steinberg. At the time of filing, Steinberg Asset Management, LLC reported being a registered investment advisor that has sole voting and dispositive power over 14,362,354 shares. Michael A. Steinberg reported having sole voting and dispositive power over 280,200 shares. The Schedule 13G/A reported that the reporting persons beneficially owned 14,642,554 shares.

(4)	This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 12, 2009. At the time of filing, the reporting person reported having sole voting and dispositive power over 6,922,665 shares; however, it disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therefrom and 200,000 shares, which it holds for itself not as nominee.

(5)	This disclosure is based on a Schedule 13G filed with the SEC on February 17, 2009. At the time of the filing, the reporting person reported having sole voting and dispositive power over 6,761,740 shares; however, it disclaims beneficial ownership of such shares.

(6)	This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 10, 2009. At the time of filing, the reporting person reported having shared voting and dispositive power over 6,697,622 shares.

(7)	This disclosure is based on an amendment to Schedule 13G filed with the SEC on February 12, 2009. The Schedule 13G/A was filed on behalf of Capital Group International, Inc. and Capital Guardian Trust Company. The Schedule 13G/A discloses that Capital Group International, Inc. has sole voting power over 5,283,820 shares and sole dispositive power over 6,016,100 shares; however, it disclaims beneficial ownership of such shares. At the time of filing, Capital Guardian Trust Company reported being a registered investment advisor that has sole voting power over 2,420,020 shares and sole dispositive power over 2,857,360 shares; however, it also disclaims beneficial ownership of such shares.

Security Ownership of Management

The following table contains information about the beneficial ownership (unless otherwise indicated) of our Common Stock as of March 31, 2009 by:

•	each of our current directors and nominees for director;

•	each executive officer; and

•	all current directors and current executive officers as a group.

	Amount and
	Nature of
	Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership(1)		Class(2)

Roger A. Parker	1,654,228	(3)	1.6%
Kevin K. Nanke	612,483	(4)	*
John R. Wallace	465,333	(5)	*
Aleron H. Larson, Jr.	383,083	(6)	*
James B. Wallace	162,500	(7)	*
Russell S. Lewis	152,158	(8)	*
Stanley F. Freedman	119,640	(9)	*
Jerrie F. Eckelberger	60,500	(10)	*
Jordan R. Smith	40,000	(11)	*
Kevin R. Collins	24,000	(12)	*
Hank Brown	19,000	(13)	*
James J. Murren	12,000	(14)	*
Daniel J. Taylor	12,000	(15)	*
Anthony Mandekic	0		*
Jean-Michel Fonck	0		*
All executive officers and current directors and nominees for director as a Group (15 persons)	3,716,925	(16)	3.6%

*	Represents beneficial ownership of less than one percent (1.0%) of the outstanding shares of our Common Stock.

(1)	If a stockholder holds options or other securities that are exercisable or otherwise convertible into our Common Stock within 60 days of March 31, 2009, we treat the Common Stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate the stockholder’s percentage ownership of our Common Stock. However, we do not consider that Common Stock to be outstanding when we calculate the percentage ownership of any other stockholder.

(2)	We have 300,000,000 shares of $.01 par value Common Stock, of which 102,823,668 shares were issued and outstanding as of March 31, 2009. We also have an authorized capital of 3,000,000 shares of $.01 par value preferred stock, of which no shares are outstanding.

(3)	Includes 1,319,228 shares of Common Stock owned directly, 85,000 unvested restricted shares and 100,000 unearned performance shares owned by Mr. Parker. Also includes options to purchase 150,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of March 31, 2009.

(4)	Includes 173,733 shares of Common Stock owned directly, 50,000 unvested restricted shares and 40,000 unearned performance shares owned by Mr. Nanke. Also includes options to purchase 348,750 shares of Common Stock that are currently exercisable or exercisable within 60 days of March 31, 2009.

(5)	Includes 25,633 shares of Common Stock owned directly, 65,000 unvested restricted shares and 70,000 unearned performance shares owned by Mr. John Wallace. Also includes options to purchase 287,500 shares of Common Stock that are currently exercisable or exercisable within 60 days of March 31, 2009. In addition, Mr. Wallace owns an economic interest in 17,200 shares of Common Stock relating to his ownership interest in a family trust.

(6)	Includes 8,583 shares of Common Stock owned by Mr. Larson directly. Also includes options to purchase 370,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of March 31, 2009. Also includes 4,500 shares held by his daughter.

(7)	Includes 106,000 shares of Common Stock owned directly by Mr. James B. Wallace and options to purchase 56,500 shares of Common Stock that are currently exercisable or exercisable within 60 days of March 31, 2009.

(8)	Includes 98,158 shares of Common Stock owned directly by Mr. Russell S. Lewis and options to purchase 54,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of March 31, 2009.

(9)	Includes 29,640 shares of Common Stock owned directly, 50,000 unvested restricted shares and 40,000 unearned performance shares owned by Mr. Freedman.

(10)	Includes 46,000 shares of Common Stock owned directly by Mr. Jerrie F. Eckelberger and options to purchase 14,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of March 31, 2009. Also includes 500 shares held by his son.

(11)	Includes 26,000 shares of Common Stock owned directly by Mr. Smith and options to purchase 14,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of March 31, 2009.

(12)	Includes 24,000 shares of Common Stock owned directly by Mr. Collins.

(13)	Includes 19,000 shares of Common Stock owned directly by Mr. Brown.

(14)	Includes 12,000 shares of Common Stock owned directly by Mr. Murren.

(15)	Includes 12,000 shares of Common Stock owned directly by Mr. Taylor.

(16)	Includes all warrants, options and shares referenced in footnotes (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14), and (15) above as if all warrants and options had been exercised and as if all resulting shares were voted as a group.

PLAN INFORMATION

We maintain the following equity-based compensation plans: 1993 Incentive Plan, as amended, 2001 Incentive Plan, 2002 Incentive Plan, 2004 Incentive Plan, as amended, 2006 New-Hire Equity Incentive Plan and 2007 Performance and Equity Incentive Plan. Our stockholders have approved each of these plans.

The following table sets forth our equity compensation plans in the aggregate, the number of shares of our Common Stock subject to outstanding options and rights under these plans, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants under these plans as of December 31, 2008:

			Number of Securities
			Remaining Available
	Number of Securities	Weighted-Average	for Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of Outstanding	Outstanding	Plans (Excluding
	Options, Warrants and	Options, Warrants	Securities Reflected
	Rights	and Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,528,250	$8.62	1,024,977
Equity compensation plans not approved by security holders	—	—	379,782

Total	1,528,250		1,404,759

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following Compensation Discussion and Analysis describes the material elements of compensation for the named executive officers identified in the Summary Compensation Table below. As more fully described below, the compensation committee of the Board of Directors reviews and recommends to the full Board of Directors the total direct compensation programs for our named executive officers. Our chief executive officer, Roger A. Parker, also reviews the base salary, annual bonus and long-term compensation levels for the other named executive officers.

Compensation Philosophy and Objectives

Our compensation philosophy has been to encourage growth in our oil and natural gas reserves and production, encourage growth in cash flow and profitability, and enhance stockholder value through the creation and maintenance of compensation opportunities that attract and retain highly qualified executive officers. To achieve these goals, the compensation committee believes that the compensation of executive officers should reflect the high growth and entrepreneurial environment that has characterized our industry in the past, while ensuring fairness among the executive management team by recognizing the contributions each individual executive makes to our success.

For the past several years, the compensation committee has recommended that our executive compensation program include the following components:

•	a base salary at a level equal to the approximate 75th percentile of a group of other oil and natural gas exploration and production enterprises that have some characteristics similar to Delta and could compete with Delta for executive officer level employees;

•	annual incentive compensation to reward achievement of Company objectives, individual responsibility and productivity, high quality work, reserve growth, performance and profitability; and

•	long-term incentive compensation in the form of stock-based awards.

As described below, the compensation committee has, with the assistance of an outside compensation consultant, periodically reviewed data about the compensation of executives in the oil and gas industry. Based on these reviews, we believe that the elements of our executive compensation program have been comparable to those offered by our industry competitors.

In early 2009, the compensation committee and the Board of Directors, with the full agreement of management, determined that in view of current industry conditions, the depressed macroeconomic environment, and the Company’s financial condition, our near-term approach to executive compensation required modification. As such, we have reduced base salaries of our executive officers and other senior personnel by 20%, determined that no bonuses would be paid at this time relative to 2008 performance, and tabled any determinations with respect to long-term incentive compensation. The Board of Directors, the compensation committee and management intend to reassess our compensation program as 2009 progresses in order to ensure the availability of key personnel at every level of our organization as necessary to meet the challenges of the current situation.

Outside Advisor

The compensation committee has retained Effective Compensation Incorporated, or ECI, as an outside advisor to review our executive compensation program and broad-based equity compensation practices and to assist in ongoing development of our executive compensation philosophy. The compensation committee developed a group of oil and gas exploration and production companies with some similar characteristics as Delta and could potentially compete with Delta for executive officer level employees with which to compare compensation programs. ECI has performed analyses of compensation levels for these companies in our industry. Most recently, this group of companies has included the following:

Berry Petroleum Company
Bill Barrett Corporation
Cimarex Energy Co.
Encana Corporation
Forest Oil Corporation
Noble Energy, Inc.
Pioneer Natural Resources Company
Plains Exploration & Production Company
St. Mary Land & Exploration Company
Whiting Petroleum Corp.

Of the above, Encana Corporation, Forest Oil Corporation, Noble Energy, Inc., Pioneer Natural Resources Company and Plains Exploration & Production Company were added to the group for consideration given the overlap with the Company in terms of areas of significant development focus, which the compensation committee felt presented a greater likelihood of competitive threat.

Elements of Delta’s Compensation Program

The compensation program for Delta’s executive officers is composed of three principal components: base salary, annual incentive compensation and long-term incentive compensation in the form of stock-based awards.

Base Salary.  Base salaries (paid in cash) for our executives have been established based on the scope of their responsibilities, taking into account competitive market compensation paid by a group of comparable companies for similar positions. We have reviewed our executives’ base salaries in comparison to salaries for executives in similar positions and with similar responsibilities at comparable companies. Base salaries are reviewed annually, and typically are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, experience and other criteria.

The compensation committee reviews with the chief executive officer his recommendations for base salaries for the named executive officers, except for the chief executive officer, in the first quarter of each year. New base salary amounts have been based on an evaluation of individual performance and expected future contributions and a review of survey data provided by ECI to ensure competitive compensation against the external market, defined as the companies in our industry with which we compete. The Company has in the past targeted base salaries for executive officers, including the chief executive officer, at the 75th percentile for this group of oil and gas companies, which we believe is critical to our ability to attract and retain top level talent.

ECI provided a comprehensive review of our compensation structure in place for 2008. Our executive officer compensation for 2008 was compared to data from the annual proxies and subsequent disclosures of comparable companies, as well as compensation surveys prepared by ECI. Base salaries for our named executive officers were generally compared to comparable positions or comparable pay rank. As with prior years, for 2008, our named executive officers’ salaries were determined to be approximately at the 75th percentile in the aggregate.

For 2009, in response to the current economic downturn, low oil and gas commodity prices, and Delta’s financial condition, the compensation committee recommended that the Board of Directors not increase any of the salary levels for the named executive officers. In February 2009, based on recommendations from our executive officers, the Board of Directors instituted a 20% salary cut for all executive officers and other senior personnel. The cuts were applied to the 2008 salary levels. No assessment was made as to whether the resulting changes to the salary levels of the named executive officers reduced their compensation levels below the 75th percentile of companies to which we have compared our compensation in the past. The compensation committee and the Board of Directors may revisit these salary reductions in the future, depending on, among other things, macroeconomic conditions, industry conditions and the Company’s results of operations and financial condition.

Annual Incentive Compensation.  In the past, the compensation committee has recommended to the Board, and the Board has subsequently approved, the bonus (if any) for each named executive officer. In 2005, the compensation committee adopted a performance-based annual incentive plan we refer to as the Capital Management System (“CMS”). All Delta employees, including the named executive officers, have been eligible to participate in the CMS. The compensation committee has established one or more goals and minimum performance thresholds under the CMS. When the specific goals in the CMS were achieved, there was a substantial benefit to our stockholders and to our employees, including the named executive officers.

The goals of the CMS have been to (1) maximize the net present value (NPV 10%) of the proved reserve base of Delta’s oil and gas properties (“Goal 1”), and (2) add new proved producing reserves and value through the drilling of non-proved properties and the acquisition of proved reserves (“Goal 2”). The component factors considered in the evaluation of whether or not the Goal 1 objectives were met during the year (and, if so, the degree to which they were met) include the following: (a) the degree to which production of proved developed producing reserves on base properties was increased above the forecast for the year, (b) the degree to which operating costs were reduced below the forecast, (c) the degree to which oil and gas marketing was improved to achieve greater net-backs to the Company, (d) the degree to which proved non-producing and proved undeveloped wells were drilled and completed earlier, less expensively or added more reserves than were included in the reserve report, and (e) the degree to which proved non-producing and proved undeveloped reserves were added to the reserve report. The component factors considered in the evaluation of whether or not the Goal 2 objectives were met during the year (and, if so, the degree to which they were met) include the following determinations: (a) whether or not a net present value of 10% or greater was achieved on the drilling program for proved reserve add projects (after taking into consideration the cost of drilling, land, geophysical, lease rentals and the general and administrative expense proportional to the drilling), and (b) whether or not a net present value of 10% or greater was achieved on proved reserve property acquisitions after taking into consideration the cost of the acquisition and the general and administrative expense proportional to the acquisition. In addition to Goals 1 and 2, additional factors have been considered by the compensation committee in making recommendations concerning bonuses to the named executive officers. These factors have included our earnings before interest, taxes, depreciation, depletion, amortization, and exploration expenses; cost controls; levels of production; guidance; cash flows and the discharge of an individual participant’s responsibilities.

For Goals 1 and 2, the compensation committee has set a target award and the related performance criteria, which may be expressed as a percentage of a participant’s base salary. For 2008, the achieved score was 25% as to Goal 1 and 0% as to Goal 2. Combining the two, 25% of the CMS target was attained. The compensation committee discussed other factors that could be taken into account for bonus awards. The compensation committee noted a number of positive management and Company accomplishments in 2008, including the closing of the Tracinda transaction; the joint venture agreement relating to our Columbia River Basin exploration project; and the Encana transaction involving a significant acquisition in the Piceance Basin. The compensation committee also took note of the fact that production was up over 40% in 2008 as compared to 2007. However, due to current economic conditions, low commodity prices and the Company’s financial condition, in February 2009, the Company’s senior management, the compensation committee and the Board of Directors mutually agreed that no annual bonuses should be awarded to the named executive officers for 2008 at the present time.

Long Term Incentive Compensation.  We believe the use of stock-based awards creates an ownership culture that encourages the long-term performance of our executive officers. In January 2007, our stockholders approved the 2007 Performance and Equity Incentive Plan (the “2007 Plan”). The 2007 Plan is designed to be an omnibus plan allowing Delta to grant a wide range of compensatory awards including stock options, stock appreciation rights, phantom stock, restricted stock, stock bonuses and cash bonuses to persons who contribute, and are expected to contribute, to the Company’s success and to create stockholder value, including the named executive officers.

May 2008 Retention Stock Awards

In May 2008, restricted stock awards were awarded under the 2007 Plan that will vest as to one-third of the granted shares on each of July 1, 2009, July 1, 2010 and July 1, 2011 to all of the employees of Delta, including the named executive officers. In order for the shares to vest, the employee must be employed on the vesting date, except that upon a Change of Control (as defined in the 2007 Plan) all unvested shares will vest for persons who are employees of Delta at that time. These awards were made for the purpose of providing an incentive to all of Delta’s employees to continue their employment with Delta and contribute to our long term success.

In its recommendations to the Board of Directors concerning the numbers of shares to be granted, the compensation committee recommended that the total number of shares to be granted to the named executive officers as a group should be 250,000 shares and vest over a period of three years. The compensation committee based this number of shares on the market price of Delta’s Common Stock at that time and the equity award programs for executive officers of comparable companies. Allocation of the 250,000 shares among the named executive officers was made based on the respective individual’s contributions to Delta’s success in the past and those expected in the future, as well as their individual responsibilities.

The number of restricted shares granted to each of the named executive officers was as follows:

Number of Shares of
Named Executive Office	Common Stock Granted

Roger A. Parker, CEO	85,000
John R. Wallace, President & COO	65,000
Kevin K. Nanke, Treasurer & CFO	50,000
Stanley F. Freedman, Executive Vice	50,000
President, General Counsel and Secretary

February 2007 Performance Share Awards

In February 2007, the named executive officers received performance share grants providing that the shares of restricted Common Stock awarded vest if the market price of Delta stock reaches and maintains certain price levels during the 10-year period following the date of grant (the “Term”). The awards were intended to provide incentive compensation to the named executive officers tied to significant increases in stockholder value. The price thresholds chosen were $40, $50, $60, $75 and $90. The grants provided that if the market price for Delta’s Common Stock reached and remained at these price thresholds for a certain period, then the associated Common Stock award would vest. These awards were based on the principle that stock price increases would reward both the stockholders and the executive officers.

As of March 31, 2009, four of the tranches of performance shares had been forfeited because the vesting conditions had not been met within the required periods. The only shares of Common Stock included in the performance share grants that remain outstanding are those included in the first tranche. The first tranche of restricted Common Stock vests in full as of the date that the average daily closing price of our Common Stock on

NASDAQ equals or exceeds $40.00 for trading days within any period of 90 calendar days during the Term, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $40.00.

The numbers of shares currently held by the named executive officers under the performance shares grants are as follows:

Number of Shares
Named Executive Officer	of Common Stock

Roger A. Parker	100,000
John R. Wallace	70,000
Kevin K. Nanke	40,000
Stanley F. Freedman	40,000

Upon a Change in Control (as defined in the 2007 Plan), the restricted Common Stock subject to the performance share awards shall vest to the extent that the Fair Market Value (as defined in the 2007 Plan) of a share of Common Stock equals or exceeds the $40.00 stock price vesting threshold.

Restricted Common Stock issued pursuant to the performance share awards will vest only if the executive officer is employed by us at the time the vesting criteria are satisfied, and all unvested restricted Common Stock subject to performance share awards will lapse and be forfeited to the extent not vested prior to a termination of the executive officer’s employment with us. The performance share award must vest, if at all, within ten (10) years following the grant date.

Change in Control and Severance.  We have employment agreements with each of our executive officers pursuant to which the officer will receive benefits if his employment is terminated (other than for misconduct) due to death, disability, and certain employment terminations following a change in control. The details and amount of such benefits are described in “Executive Officer Compensation — Potential Payments Upon Termination or Change in Control.”

Other Benefits.  All employees may participate in our 401(k) Retirement Savings Plan, or 401(k) Plan, established in 2006. Each employee may make before tax contributions in accordance with the Internal Revenue Service limits. We provide this 401(k) Plan to help our employees save a portion of their cash compensation for retirement in a tax efficient manner. In the past, Delta has made a matching contribution in an amount equal to 100% of the employee’s elective deferral contribution below 3% of the employee’s compensation and 50% of the employee’s elective deferral that exceeds 3% of the employee’s compensation but does not exceed 5% of the employee’s compensation. However, due to current economic conditions, in February 2009 the Board of Directors suspended the matching contributions under the 401(k) Plan for all employees, including the named executive officers.

All fulltime employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Accounting and Tax Considerations

Our restricted stock award policies have been impacted by the implementation of Statement of Financial Accounting Standards No. 123(R), which we adopted on July 1, 2005.

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive officer is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive officer is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit included in income. Delta has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. The Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s Proxy Statement on Schedule 14A.

Respectfully submitted by the Compensation Committee of the Board of Directors:

Jerrie F. Eckelberger (Chairman)
Russell S. Lewis
Kevin R. Collins
Jordan R. Smith
James J. Murren

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth summary information concerning compensation awarded to, earned by, or accrued for services rendered to the Company in all capacities by our principal executive officer, principal financial officer, and each of our two other most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2008 (collectively, the “named executive officers”), for fiscal years 2006, 2007 and 2008:

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and		Salary	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)

Roger A. Parker,	2008	$550,000	$3,184,662	$—	$—	$70,604	$3,805,266
Chief Executive Officer	2007	520,000	3,300,213	273,481	—	65,022	4,158,716
	2006	493,000	394,734	546,962	232,200	50,993	1,717,889
John R. Wallace,	2008	350,000	2,027,847	—	—	69,555	2,447,402
President and Chief	2007	310,000	2,211,374	228,740	99,218	63,000	2,912,332
Operating Officer	2006	275,000	197,370	457,481	129,525	63,327	1,122,703
Kevin K. Nanke,	2008	310,000	1,276,558	—	—	74,293	1,660,851
Treasurer and Chief	2007	275,000	1,373,293	136,740	87,960	69,691	1,942,684
Financial Officer	2006	247,000	197,370	273,481	116,325	68,796	902,972
Stanley F. Freedman,	2008	275,000	1,448,594	—	—	69,325	1,792,919
Executive Vice	2007	260,000	1,451,823	—	83,213	64,378	1,859,414
President, General	2006	247,000	210,392	—	116,325	27,060	660,777
Counsel and Secretary

(1)	These amounts shown include dollar amounts recognized for financial statement reporting purposes in fiscal year 2008 for stock awards and option awards granted to named executive officers in prior years and in 2008 in accordance with Statement of Financial Accounting Standards No. 123(R).

(2)	The amounts reflect the cash bonus awards to the named executive officers under the CMS, which is discussed in further detail under the heading “Elements of Delta’s Compensation Program” under the caption “Annual Incentive Compensation.” Bonus awards in 2007 and 2006 under the CMS were accrued and earned in the year represented and paid in the following year. Due to current economic conditions, low commodity prices and the Company’s financial condition, in February 2009 the Company’s senior management, the compensation committee and the Board of Directors mutually agreed that no annual bonuses should be awarded to the named executive officers for 2008 at the present time.

(3)	Amounts in the “All Other Compensation” column consist of the following payments we paid to or on behalf of the named executive officers:

		Company		Auto
		Contributions to	Auto	Maintenance	Health
		Retirement Plans	Allowance	and Insurance	Club	Total
Name	Year	($)	($)	($)	($)	($)

Roger A. Parker	2008	$47,000	$18,000	$5,604	—	$70,604
	2007	45,000	18,000	2,022	—	65,022
	2006	29,000	18,000	3,993	—	50,993
John R. Wallace	2008	47,000	18,000	4,555	—	69,555
	2007	45,000	18,000	—	—	63,000
	2006	44,000	18,000	1,327	—	63,327
Kevin K. Nanke	2008	47,000	18,000	6,893	2,400	74,293
	2007	45,000	18,000	4,291	2,400	69,691
	2006	44,000	18,000	4,396	2,400	68,796
Stanley F. Freedman	2008	47,000	18,000	4,325	—	69,325
	2007	45,000	18,000	1,378	—	64,378
	2006	8,922	18,000	138	—	27,060

Grants of Plan-Based Awards

The following table provides additional information about restricted stock awards and equity and non-equity incentive plan awards granted to our named executive officers during fiscal 2008.

					All Other
					Stock	Grant Date
					Awards:	Fair
					Number of	Value of
	Grant Date	Estimated Future Payouts Under			Shares of	Stock and
	or	Non-Equity Incentive Plan Awards(1)			Stock or	Option
	Performance	Threshold	Target	Max	Units	Awards
Name	Period	($)	($)	($)	(#)	($)

Roger A. Parker,	01/01/08-	$385,000	$385,000	770,000	—	$—
Chief Executive Officer	12/31/08
	03/17/08	—	—	—	14,676	332,852
	05/19/08	—	—	—	85,000	2,028,100
John R. Wallace,	01/01/08-	245,000	245,000	490,000	—	—
President and Chief	12/31/08
Operating Officer	03/17/08	—	—	—	2,188	49,624
	05/19/08	—	—	—	65,000	1,550,900
Kevin K. Nanke,	01/01/08-	217,000	217,000	434,000	—	—
Treasurer and Chief	12/31/08
Financial Officer	03/17/08	—	—	—	1,940	43,999
	05/19/08	—	—	—	50,000	1,193,000
Stanley F. Freedman,	01/01/08-	192,500	192,500	385,000	—	—
Executive Vice	12/31/08
President, General	03/17/08	—	—	—	1,835	41,618
Counsel and Secretary	05/19/08	—	—	—	50,000	1,193,000

(1)	Non-Equity Incentive Plan Awards are determined if goals set forth in the CMS plan are met. Due to current economic conditions, low commodity prices and the Company’s financial condition, in February 2009 the Company’s senior management, the compensation committee and the Board of Directors mutually agreed that no annual bonuses should be awarded to the named executive officers for 2008 at the present time.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
										Equity
										Incentive
										Plan
								Equity		Awards:
								Incentive		Market
								Plan		or Payout
							Market	Awards:		Value of
							Value of	Number		Unearned
							Shares or	of Unearned		Shares,
	Number of	Number of			Number of		Units of	Shares,		Units or
	Securities	Securities			Shares or		Stock	Units or Other		Other
	Underlying	Underlying			Units of		that	Rights		Rights
	Unexercised	Unexercised	Option		Stock that		have	that have		that
	Options	Options	Exercise	Option	have not		not	not		have
	(#)	(#)	Price	Expiration	Vested		Vested	Vested		not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)	(#)		($)

Roger A. Parker,	150,000	—	$15.34	12/21/14	87,335	(1)	$503,050	100,000	(2)	$4,000,000
Chief Executive Officer
John R. Wallace,	200,000	—	5.44	12/03/13	68,356	(3)	393,731	70,000	(4)	2,800,000
President and Chief Operating Officer	87,500	—	15.34	12/21/14
Kevin K. Nanke,	68,750	—	3.75	07/14/10	53,108	(5)	456,190	40,000	(6)	1,600,000
Treasurer and Chief	55,000	—	3.29	01/09/11
Financial Officer	137,500	—	5.29	08/26/13
	87,500	—	15.34	12/21/14
Stanley F. Freedman,	—	—	—	—	91,835	(7)	528,970	40,000	(8)	1,600,000
Executive Vice President, General Counsel and Secretary

(1)	The vesting dates for Mr. Parker’s unvested restricted stock awards at fiscal year-end are as follows: 2,335 shares vested on 3/31/09, 28,333 shares vest on 7/1/09, 28,333 shares vest on 7/1/10 and 28,334 shares vest on 7/1/11.

(2)	The first tranche of Mr. Parker’s equity incentive plan awards consisting of 100,000 shares vests as of the date that the average daily closing price of our Common Stock on NASDAQ equals or exceeds $40.00 for trading days within any period of 90 calendar days during the term of the award, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $40.00.

(3)	The vesting dates for Mr. Wallace’s unvested restricted stock awards at fiscal year-end are as follows: 2,188 shares vested on 1/1/09, 1,168 shares vested on 3/31/09, 21,666 shares vest on 7/1/09, 21,667 shares vest on 7/1/10 and 21,667 shares vest on 7/1/11.

(4)	The first tranche of Mr. Wallace’s equity incentive plan awards consisting of 70,000 shares vest as of the date that the average daily closing price of our Common Stock on NASDAQ equals or exceeds $40.00 for trading days within any period of 90 calendar days during the term of the award, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $40.00.

(5)	The vesting dates for Mr. Nanke’s unvested restricted stock awards at fiscal year-end are as follows: 1,940 shares vested on 1/1/09 and 1,168 shares vested on 3/31/09, 16,666 shares vest on 7/1/09, 16,667 shares vest on 7/1/10 and 16,667 shares vest on 7/1/11.

(6)	The first tranche of Mr. Nanke’s equity incentive plan awards consisting of 40,000 shares vest as of the date that the average daily closing price of our Common Stock on NASDAQ equals or exceeds $40.00 for trading days within any period of 90 calendar days during the term of the award, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $40.00.

(7)	The vesting dates for Mr. Freedman’s unvested restricted stock awards are as follows: 41,835 shares vested on 1/1/09, 16,666 shares vest on 7/1/09, 16,667 shares vest on 7/1/10 and 16,667 shares vest on 7/1/11.

(8)	The first tranche of Mr. Freedman’s equity incentive plan awards consisting of 40,000 shares vest as of the date that the average daily closing price of our Common Stock on NASDAQ is traded equals or exceeds $40.00 for trading days within any period of 90 calendar days during the term of the award, provided that the average closing price over the last 20 trading days of such period shall have equaled or exceeded $40.00.

2008 Option Exercises and Stock Vested

The following table provides information about the value realized by the named executive officers for option award exercises and stock award vesting during fiscal 2008.

			Stock Awards
	Option Awards		Number of Shares	Value
	Number of Shares	Value Realized	Acquired	Realized
	Acquired on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Roger A. Parker	—	$—	43,631	$627,635
John R. Wallace	—	—	22,180	320,907
Kevin K. Nanke	—	—	21,822	313,944
Stanley F. Freedman	—	—	3,155	61,365

Employment and Change in Control Agreements

On May 5, 2005, we entered into Employment Agreements with the following executive officers: Roger A. Parker, Kevin K. Nanke and John R. Wallace. The initial term of employment under each of the Employment Agreements was through December 31, 2006, and the term of each Employment Agreement would be automatically extended for additional one-year terms thereafter unless either party gives notice of termination at least 60 days prior to the end of a term. The base annual salary for Mr. Parker was $450,000, and the base annual salary for Messrs. Nanke and Wallace was $225,000. Each of these executive officers would also be entitled to bonuses based on a percentage of their base salary as determined by the Compensation Committee of the Board of Directors upon satisfaction of performance criteria established by the Compensation Committee. All three Employment Agreements have since been automatically extended for two additional one-year terms and currently expire on December 31, 2009.

In the event the employment of any of these executive officers is terminated other than for cause (as defined in the Employment Agreements) or if any of them resigns for “good reason” (as defined in the Employment Agreement), then that executive officer will be entitled to receive a payment equal to two times his annual base salary, annual automobile allowance and his average annual bonus for the three fiscal years preceding the fiscal year in which the termination occurs, but not less than the greater of that executive officer’s (i) highest annual target bonus during any of these three preceding fiscal years or (ii) target bonus for the fiscal year in which the termination occurs. In the event that any of these Employment Agreements is not renewed and the executive officer is terminated within 24 months following the last day of employment under the expired Employment Agreement, at the time that his employment is terminated the executive officer will receive the same payment as stated above, reduced proportionately by the number of months he continues to be employed by us during such 24 month period. The Employment Agreements also include non-solicitation and non-competition obligations on the part of the executive officers that survive for one year following the date of termination.

On January 11, 2006, we entered into an Employment Agreement with Stanley F. Freedman, who became Executive Vice President, General Counsel and Secretary of Delta on January 3, 2006. The initial term of employment under the Employment Agreement commenced effective January 1, 2006 and continued through December 31, 2006. The term of the Employment Agreement would be automatically extended for additional one-year terms thereafter unless either party gives notice of termination at least 60 days prior to the end of a term. The base annual salary for Mr. Freedman was $240,000. He was also entitled to receive 40,000 shares of restricted Common Stock that would vest three years after the date of grant, and he was entitled to receive bonuses based on a percentage of his base salary, as determined by the Compensation Committee of the Board of Directors, upon satisfaction of performance criteria established by the Compensation Committee. Mr. Freedman’s Employment Agreement has since been automatically extended for two additional one-year terms and currently expires on December 31, 2009.

In the event the employment of Mr. Freedman is terminated other than for cause (as defined in the Employment Agreement) or if he resigns for “good reason” (as defined in the Employment Agreement), then he will be entitled to receive a payment equal to two times his annual base salary, annual automobile allowance and his average annual bonus for the three years preceding the fiscal year in which the termination occurs, but not less than the greater of his (i) highest annual target bonus during any of these three preceding fiscal years or (ii) target bonus for the fiscal year in which the termination occurs. In the event that his Employment Agreement is not renewed and he is terminated within 24 months following the last day of employment under the expired Employment Agreement, at the time that his employment is terminated he will receive the same payment as stated above, reduced proportionately by the number of months he continues to be employed by us during such 24 month period. The Employment Agreement also includes non-solicitation and non-competition obligations on the part of Mr. Freedman that survive for one year following the date of termination.

Change in Control Agreements

On April 30, 2007, we entered into new Change in Control Executive Severance Agreements (“CIC Agreements”) with Messrs. Parker, Nanke, Wallace and Freedman which provide that, following a change in control of the Company as defined in the CIC Agreements and the termination of employment of the executive officer during the period beginning 6 months prior to and ending 24 months after the change in control, the executive officer would not receive a payment under the Employment Agreement. Instead, he would receive a payment equal to three times his annual base salary, annual automobile allowance and his average annual bonus for the three years preceding the fiscal year in which the change in control occurs, but not less than the greater of that executive officer’s (i) highest annual target bonus during any of these three preceding fiscal years or (ii) target bonus for the fiscal year in which the change in control occurs, in addition to the continuation of certain benefits including medical insurance and other benefits provided to the executive officer for a period of three years. The CIC Agreements also include non-solicitation and non-competition obligations on the part of the executive officer that survive for one year following the date of termination. The CIC Agreements also provide that if a payment under the CIC Agreements would be subject to excise tax payments, the executive officer will receive a gross-up payment equal to such excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and all taxes, including any interest, penalties or income tax imposed on the gross-up payment.

The CIC Agreements define a change in control as the occurrence of any of the following: (1) any Person becomes a beneficial owner of 35% or more of Delta’s voting securities, except as the result of any acquisition of voting securities by Delta or any acquisition of voting securities of Delta directly from Delta (as authorized by the Board); (2) the persons who constitute the incumbent Board cease for any reason to constitute at least a majority of the Board unless such change was approved by at least two-thirds (2/3) of the incumbent Board; (3) the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of Delta unless the persons who beneficially own the voting securities of Delta immediately before that transaction beneficially own, immediately after the transaction, at least 70% of the voting securities of Delta or any other corporation or other entity resulting from or surviving the transaction; or (4) Delta’s stockholders approve a complete liquidation or dissolution of Delta or a sale of substantially all of its assets.

Potential Payments Upon Termination or Change in Control

The following table reflects the potential payments and benefits upon termination (i) for cause, and (ii) other than for cause or death, disability or retirement, within and not within the period beginning six months prior to and ending 24 months following a change in control (“Measurement Period”) of Delta under the respective CIC

Agreements of each named executive officer. The amounts payable assume termination of employment on December 31, 2008.

		Within the Measurement Period					Not Within the Measurement Period
		Acceleration					Acceleration
		of Options		Excise			of Options		Excise
	Severance	& Stock		Tax &		Severance	& Stock		Tax &
	& Bonus	Awards	Benefits	Gross-Ups	Total	& Bonus	Awards	Benefits	Gross-Ups	Total
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

Roger A. Parker
For Cause	—	—	—	—	—	—	—	—	—	—
Not For Cause	$3,960,000	$503,050	$125,058	$—	$4,588,108	$2,640,000	$503,050	$83,382	$—	$3,226,422
John R. Wallace
For Cause	—	—	—	—	—	—	—	—	—	—
Not For Cause	2,520,000	393,731	125,058	1,147,491	4,186,280	1,680,000	393,731	83,372	1,147,491	3,304,594
Kevin K. Nanke
For Cause	—	—	—	—	—	—	—	—	—	—
Not For Cause	2,232,000	456,190	124,788	—	2,812,978	1,488,000	456,190	83,192	—	2,027,382
Stanley F. Freedman
For Cause	—	—	—	—	—	—	—	—	—	—
Not For Cause	1,980,000	528,970	127,188	908,581	3,544,739	1,320,000	528,970	84,792	908,581	2,842,343

*	“Cause” is defined in the CIC Agreement, and “Not For Cause” means resignation by the executive for Good Reason (as defined in the CIC Agreement) or termination of the executive by the Company without Cause.

Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2008:

	Fees Earned	Stock
	or Paid in Cash	Awards	Total
Name	($)	($)(1)	($)

Hank Brown	$50,000	$116,700	$166,700
Kevin R. Collins	60,000	116,700	176,700
Jerrie F. Eckelberger	55,000	116,700	171,700
Aleron H. Larson Jr.	50,000	116,700	166,700
Russell S. Lewis	52,500	116,700	169,200
James J. Murren	52,500	130,500	183,000
Jordan R. Smith	55,000	116,700	171,700
Neal A. Stanley(2)	52,500	116,700	169,200
Daniel J. Taylor	52,500	130,500	183,000
James B. Wallace	50,000	116,700	166,700

(1)	Each non-employee director was awarded an annual grant of 6,000 shares of Common Stock for 2008. The fair value of such Common Stock was computed in accordance with FAS 123(R) based on the closing price on the date of grant.

(2)	Mr. Stanley resigned effective February 28, 2009.

Annual Retainers

During the 2008 fiscal year, each director who is not an employee of the Company received an annual retainer of $50,000, payable in monthly installments. Effective February 25, 2009, however, the Board of Directors reduced the retainer amount by 20% in light of the Company’s financial condition and determined that the retainer would be paid in Company stock issued quarterly rather than in cash. It is expected that this practice will continue until such time as the Company’s financial condition improves.

Each Board committee chair also receives an additional retainer each year in the following amounts: chair of the audit committee, $10,000; chair of the compensation committee, $5,000; and chair of the nominating and governance committee, $5,000. In addition, each non-employee director who is not a chairman but serves on a committee of the Board receives an annual retainer of $2,500. The additional retainer amounts are also paid to the directors in equal monthly installments. The Company reimburses the directors for costs incurred by them in traveling to Board and committee meetings.

Stock Grants

In addition, at the discretion of the Board of Directors, each non-employee director is eligible to receive 6,000 shares of registered Common Stock per year. All such Common Stock is granted pursuant to the Company’s equity incentive plans and is generally awarded on the first business day of each year. Each grant of Common Stock is fully vested upon grant.

Indemnification of Directors

Pursuant to the Company’s certificate of incorporation, the Company provides indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law and provides certain indemnification to its executive officers under their employment agreements. The Company believes that this indemnification is necessary to attract and retain qualified directors and officers.

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by our stockholders, the audit committee has selected the firm of KPMG LLP, Suite 2700, 707 17th Street, Denver, Colorado 80202, as our independent registered public accounting firm to examine and audit our financial statements for the fiscal year ending December 31, 2009. This firm has audited our financial statements for more than seven years and is considered to be well qualified. The selection of such firm as our independent registered public accounting firm is being submitted for ratification at the Annual Meeting.

Action by stockholders is not required for the appointment of the independent registered public accounting firm, but the ratification of its appointment is being submitted by the audit committee in order to give our stockholders an opportunity to vote on the designation of auditors. In the event this proposal is defeated, the stockholder vote will not be binding on the Company but may be considered by our audit committee when it considers selecting other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the fiscal year, KPMG’s appointment for the 2009 fiscal year will be permitted to stand unless the audit committee finds other reasons for making a change.

A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table summarizes the aggregate fees billed by KPMG LLP for the 2008 and 2007 fiscal years:

	Fiscal Year Ended	Fiscal Year Ended
	December 31,	December 31,
	2008	2007

Audit fees	$867,000	$693,780
Audit-related fees	7,800	$86,735
Tax fees	—	—
All other fees	—	—

Total	$874,800	$780,515

Audit Fees.  Fees for audit services consisted of the audit of our annual financial statements and reports on internal controls required by the Sarbanes-Oxley Act of 2002 and reviews of our quarterly financial statements.

Audit Related Fees.  Fees billed for audit related services related to professional services rendered by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of Delta’s financial statements but are not included in audit fees above.

Audit Committee Pre-Approval Policy

The Company’s independent registered public accounting firm may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, nor may the Company’s independent registered public accounting firm be engaged to provide any other non-audit service unless it is determined that the engagement of the principal accountant provides a business benefit resulting from its inherent knowledge of the Company while not impairing its independence. Our audit committee must pre-approve permissible non-audit services. During fiscal 2008, our audit committee approved 100% of the non-audit services provided to Delta by its independent registered public accounting firm.

Required Vote

Ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2009 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2009.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report.

The audit committee is currently comprised of Kevin R. Collins (Chairman), Jerrie F. Eckelberger, Russell S. Lewis, Jordan R. Smith and Daniel J. Taylor. Until February 28, 2009, Neal A. Stanley also served on the audit committee. The audit committee is responsible for overseeing and evaluating the Company’s financial reporting process on behalf of the Board of Directors, selecting and retaining the independent auditors, and overseeing and reviewing the internal audit function of the Company.

Management has the primary responsibility for the Company’s financial reporting process, accounting principles, and internal controls, as well as preparation of the Company’s financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The independent auditors are responsible for performing audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The audit committee is responsible for overseeing the conduct of these activities. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to independently verify the representations made by management and the independent auditors. The audit committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP or that the audits of the annual financial statements and the effectiveness of the Company’s internal control over financial reporting have been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that the independent auditors are, in fact, “independent.”

The audit committee has met and held discussions with management and the independent auditors on a regular basis. The audit committee plans and schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The audit committee’s meetings include, whenever appropriate, executive sessions with the independent auditors without the presence of the Company’s management. The audit committee has reviewed and discussed with both management and the independent auditors the Company’s consolidated financial statements as of and for the year ended December 31, 2008, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Management advised the audit committee that the financial statements were prepared in accordance with GAAP. The audit committee has relied on this representation, without independent verification, and on the representations of the independent auditors included in their report on the consolidated financial statements.

The audit committee discussed with the independent auditors the matters required to be discussed pursuant to Statement of Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance,” as amended by Statement on Auditing Standards No. 89, “Audit Adjustments” and Statement of Auditing Standards No. 90, “Audit Committee Communications.” The independent auditors have provided to the audit committee the written disclosures and the letter required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, “Communication with Audit Committees Concerning Independence,” and the audit committee has discussed with the independent auditors their independence. The audit committee has also considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with maintaining auditor independence. The audit committee has concluded that the provision of non-audit services by the independent auditors was compatible with the maintenance of independence in the conduct of their auditing functions.

Based upon its review and discussions with management and the independent auditors and the reports of the independent auditors, and in reliance upon such information, representations, reports and opinions, the audit committee recommended that the Board of Directors approve the audited financial statements for inclusion in the Company’s annual report on Form 10-K for the year ended December 31, 2008, and the Board of Directors accepted the audit committee’s recommendations.

Members of the Audit Committee:

Kevin R. Collins (Chairman)
Jerrie F. Eckelberger
Russell S. Lewis
Jordan R. Smith
Daniel J. Taylor

STOCKHOLDER PROPOSALS

Any stockholder proposals to be included in the Board of Directors’ solicitation of proxies for the Annual Meeting of Stockholders to be held in May 2010 must be received by Stanley F. Freedman, Executive Vice President and Secretary, at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202, no later than December 22, 2009 in order to be included in the proxy statement and proxy relating to that meeting. Such proposals must comply with all of the requirements of SEC Rule 14a-8.

In accordance with the Company’s Bylaws, in order for a stockholder to present any matter before the Annual Meeting to be held in May 2010 that is not to be included in the proxy statement and proxy, a stockholder’s notice of such matter must be delivered to the Secretary at the Company’s principal offices (see preceding paragraph) not less than ninety days nor more than one hundred twenty days prior to the date of the meeting; provided, however, that in the event that public disclosure of the date of the meeting is first made less than one hundred days prior to the date of the meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such public disclosure of the date of the meeting was made.

GENERAL AND OTHER MATTERS

The Board of Directors knows of no matter, other than those referred to in this Proxy Statement, which will be represented at the Annual Meeting; however, if any other matters are properly brought before the Meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment on such matters.

The cost of preparing, assembling, and mailing this Proxy Statement, the enclosed proxy card and the Notice of the Annual Meeting will be paid by us. Additional solicitation by mail, telephone, telegraph or personal solicitation may be done by our directors, officers and regular employees. Such persons will receive no additional compensation for such services. Brokerage houses, banks and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by us for their reasonable expenses.

“Householding” of Proxy Materials.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for us. Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which will typically be mailed in April or May of each year, by notifying our Secretary, Stanley F. Freedman, in writing at: 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202 or by telephone (303) 293-9133. You also may request additional copies of the proxy materials by notifying us in writing at the same address or contacting us at (303) 293-9133, and we will undertake to deliver such additional copies promptly. If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above referenced address or telephone number.

AVAILABLE INFORMATION

Upon request of any stockholder, our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, will be sent to the stockholder without charge. All requests should be addressed to our Secretary at 370 Seventeenth Street, Suite 4300, Denver, Colorado 80202 or by telephone (303) 293-9133.

You are urged to complete, sign, date and return your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the Annual Meeting, as we hope you will, you may vote your shares in person.

By Order of the Board of Directors

Roger A. Parker,
Chairman of the Board
and Chief Executive Officer

April 29, 2009

DELTA PETROLEUM CORPORATION

PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Roger A. Parker and Stanley F. Freedman, or each of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of Delta Petroleum Corporation, to be held in the Central City Room of the Brown Palace Hotel, 321 17th Street, Denver, Colorado 80202 on Wednesday, May 27, 2009, at 10:00 a.m. (MDT), and any adjournment(s) thereof, with all powers the undersigned would possess if personally present to vote thereat, as provided below, the number of shares the undersigned would be entitled to vote if personally present.

(Check One)
	For	Withhold Vote

Proposal 1: To approve the thirteen nominees to the Board of Directors:

Roger A. Parker	☐	☐
John R. Wallace	☐	☐
Hank Brown	☐	☐
Kevin R. Collins	☐	☐
Jerrie F. Eckelberger	☐	☐
Aleron H. Larson, Jr.	☐	☐
Russell S. Lewis	☐	☐
James J. Murren	☐	☐
Jordan R. Smith	☐	☐
Daniel J. Taylor	☐	☐
James B. Wallace	☐	☐
Anthony Mandekic	☐	☐
Jean-Michel Fonck	☐	☐

(Check One)
	For	Against	Abstain

Proposal 2: To ratify the appointment of	☐	☐	☐
KPMG LLP as the Company’s independent registered public accounting firm

In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof. Every properly signed proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2. All prior proxies are revoked. This proxy will also be voted in accordance with the discretion of the proxy or proxies on any other business. Receipt is hereby acknowledged of the Notice of Annual Meeting and Proxy Statement.

Signature	Signature (if jointly held)

Print Name	Print Name

Dated	Dated

(Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. For joint accounts, each joint owner should sign.) PLEASE MARK, DATE, SIGN AND RETURN THE PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.